Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The RealReal, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the Company’s method of accounting for revenue due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers, on January 1, 2018.

/s/ KPMG LLP

San Francisco, California

June 14, 2019